CERTIFICATE OF DESIGNATION


           N. Norman Muller and Johan de Muinck Keizer, certify that they are the Chairman and Secretary, respectively, of Global Intellicom, Inc., a Nevada corporation (hereinafter referred to as the "Corporation" or the "Company"); that, pursuant to the Corporation's Articles of Incorporation, as amended, and
Section 78.195 of the Nevada General Corporation Law, the Board of Directors of the Corporation adopted the following resolutions on August 27, 1996; and that none of the Series 2 Convertible Preferred Stock has been issued.


           1. Creation of Series 2 Convertible Preferred Stock. There is hereby created a series of preferred stock consisting of 825 shares and designated as the Series 2 Convertible Preferred Stock, having the voting powers, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below.

           2. Dividend Provisions. The holders of shares of Series 2 Convertible Preferred Stocks shall be entitled to receive, when and as declared by the Board of Directors out of any funds at the time legally available therefor, dividends at a par with holders of Common Stock as if the Series 2 Convertible Preferred Stock has been converted into Common Stock on the record date for the payment of dividend. Dividends shall be waived with respect to any shares of Series 2 Preferred Stock which are converted prior to any dividend payment date. Each share of Series 2 Convertible Preferred Stock shall rank on a parity with each other share of Series 2 Convertible Preferred Stock with respect to dividends.

           3. Redemption Provisions. Except as otherwise expressly provided or required by law, the Series 2 Convertible Preferred Stock may not be redeemed.

           4. Liquidation Provisions. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series 2 Convertible Preferred Stock shall be entitled to receive an amount equal to $1,000.00 per share. After the full preferential liquidation amount has been paid to, or determined and set apart for, all other series of Preferred
Stock hereafter authorized and issued, if any, the remaining assets of the Corporation available for distribution to shareholders shall be paid to the common stock, which amount shall be distributed ratably to the holders of the common stock. In the event the assets of the Corporation available for distribution to its shareholders are insufficient to pay the full preferential liquidation amount per share required to be paid the Corporation's Series 2 Convertible Preferred Stock, the entire amount of assets of the Corporation available for distribution to shareholders shall be paid up to their respective full liquidation amounts first to the Series 2 Convertible Preferred Stock, then to any other series of Preferred Stock hereafter authorized and issued, all of which amounts shall be distributed ratably among holders of each such series of Preferred Stock, and the common stock shall receive nothing. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4, and the Series 2 Convertible Preferred Stock shall be entitled only to (i) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the Nevada General Corporation Law and (iii) the rights contained in other Sections hereof.


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           5.  Conversion  Provisions.   The  holders  of  shares  of  Series  2
Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

           (a)        Right to Convert.

                                 (1) Each share of Series 2 Convertible Preferred Stock (the "Preferred Shares") shall be convertible, at the option of its holder, at any time after October 14, 1996, into a number of shares of common stock of the Company at the initial conversion rate (the "Conversion Rate") defined below.

                                 The  initial  Conversion  Rate,  subject to the
                      adjustments described below, shall be a number of shares of common stock (rounded to the nearest whole number) equal to $1,000.00 divided by the lower of (i) Sixty Five Percent (65%) of the Market Price of the common stock or $4.03125. For purposes of this Section 5(a)(1), Market Price shall be the closing bid price of the common stock on the Conversion Date, as reported in the Wall Street Journal, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or the closing bid price in the over-the-counter market if other than NASDAQ, averaged over the five trading days prior to the date of conversion.

                                 Such   conversion   shall  be   effectuated  by
                      surrendering the Preferred Shares to be converted (with a copy, by facsimile or courier, to the Company) to the Company's registrar and transfer agent ("Transfer Agent"), with the form of conversion notice attached hereto as Exhibit A, executed by the holder of the Preferred Share(s) evidencing such holder's intention to convert these Preferred Share(s) or a specified portion (as above provided) hereof, and accompanied, if required by the Company, by proper assignment hereof in blank. The date on which notice of conversion (the "Conversion Date") is given shall be the date on which the holder has delivered to the Transfer Agent, by facsimile or had delivery, of its intent to convert duly executed, the Company shall cause the Transfer Agent to complete the issuance of Common Shares within two (2) business days of receipt of such conversion form, provided that it has received the Series 2 Convertible Preferred Stock certificates which are the subject of the conversion.

                                 (2) No less than  2,500 (or  multiple  thereof)
                      shares of Series 2 Convertible Preferred Stock may be converted at any one time. No fractional shares of common stock shall be issued upon conversion of the Series 2 Convertible Preferred Stock, in lieu of fractional shares, the number of shares issuable will be rounded to the nearest whole share.


           (b)        Adjustments to Conversion Rate.

                                 (1) Reclassification, Exchange and Substitution. If the common stock issuable on conversion of the Series 2 Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other

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



                      than a subdivision or combination of shares provided for above), the holders of the Series 2 Convertible Preferred Stock shall, upon its conversion, be entitled to receive, in lieu of the common stock which the holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders if they had exercised their rights of conversion of the Series 2 Convertible Preferred Stock immediately before that change.

                                 (2) Reorganizations, Mergers, Consolidations or
                      Sale of Assets. If at any time there shall be a capital reorganization of the Corporation's common stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section
                      (b) or merger of the Corporation into another corporation, or the sale of the Corporation's properties and assets as, or substantially as, an entirety to any other person), then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Series 2 Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series 2 Convertible Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, to which holders of the common stock deliverable upon conversion of the Series 2 Convertible Preferred Stock would have been entitled on such capital reorganization, merger or sale if the Series 2 Convertible Preferred Stock had been converted immediately before that capital reorganization, merger or sale to the end that the provisions of this paragraph (b)(3) (including adjustment of the Conversion Rate then in effect and number of shares purchasable upon conversion of the Series 2 Convertible Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

                                 (c) No Impairment. The Corporation will not, by
                      amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provision of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series 2 Convertible Preferred Stock against impairment.

                                 (d)  Certificate  as to  Adjustments.  Upon the
                      occurrence of each adjustment or readjustment of the Conversion Rate for any shares of Series 2 Convertible Preferred Stock, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series 2 Convertible Preferred Stock effected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series 2 Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of common stock and the amount, if any, of other property which at the time would be received upon the

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



                      conversion of such holder's shares of Series 2 Convertible Preferred Stock.

                                 (e) Notices of Record Date. In the event of the
                      establishment by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series 2 Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution and the amount and character of such dividend or distribution.

                                 (f) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock solely for the purpose of effecting the conversion of the shares of the Series 2 Convertible Preferred Stock such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series 2 Preferred Stock; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purpose.

                                 (g) Notices. Any notices required by the provisions of this Paragraph (e) to be given to the holders of shares of Series 2 Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

           6. Voting Provisions. Except as otherwise expressly provided or required by law, the Series 2 Convertible Preferred Stock shall have no voting rights.


           IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series 2 Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary this 25th day of October, 1996.



                                             /s/  Anthony R. Cucchi
                                             -----------------------------
                                             Anthony R. Cucchi


                                             /s/  Johan de Muinck Keizer
                                             -----------------------------
                                             Johan de Muinck Keizer


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


STATE OF NEW YORK    }
                     } ss.
COUNTY OF NEW YORK   }


           On August __, 1996, before me, ___________________, a notary public in and for said state, personally appeared Anthony R. Cucchi and Johan de Muinck Keizer, personally known to me to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacities, and that by their signatures on the instrument the entity upon behalf of which the persons acted, executed the instrument.

WITNESS my hand and official seal.



Signature ________________________                       (Seal)










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